EXHIBIT 99.1

Altavista, VA April 15, 2009 – Pinnacle Bankshares Corporation (OTCBB: PPBN), the one-bank holding company of First National Bank, has announced that its Board of Directors has suspended the Company’s quarterly common stock cash dividend that would have been paid in the second quarter of 2009. The decision reflects a conservative approach toward capital preservation in this extraordinary economic downturn. The Company may resume quarterly dividend payments in conjunction with improved earnings.

“Suspending our quarterly cash dividend was a most difficult decision for our Board of Directors. Though we recognize the importance of dividends to our shareholders, the Board determined the suspension of this dividend was prudent as a strategy to preserve our strong balance sheet and capital position,” commented Rob Gilliam, President & CEO of Pinnacle Bankshares and First National Bank.

Pinnacle Bankshares expects to release its first quarter 2009 earnings by the end of April.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, two branches in Campbell County, one branch in the City of Lynchburg, one branch in Bedford County at Forest and a loan production office at Smith Mountain Lake in Franklin County at Moneta. A new branch in the Town of Rustburg opened in February 2009. First National Bank is currently celebrating its 101st year in operation.

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com